Exhibit 99.1

For Immediate Release

Press Release

Roka Bioscience Reports Second Quarter 2014 Financial Results

Warren, NJ – August 11, 2014 – (PR Newswire) — Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the three and six months ended June 30, 2014.

Financial Highlights

•	Revenue of $1.4 million in the quarter, 107% year-over-year growth

•	Revenue of $2.2 million in the six months, 137% year-over year growth

•	$60 million initial public offering completed in July 2014

Financial Results

Revenues for the quarter ended June 30, 2014 rose 107% to $1.4 million, from $671,000 in the same period in 2013. Revenues for the six months ended June 30, 2014 rose 137% to $2.2 million, from $937,000 in the same period in 2013. The increased revenue in the quarter and six months resulted from an increase in the number of Atlas® instruments placed with commercial customers and increased commercial utilization of the Atlas® instruments. As of June 30, 2014, the Company had 36 instruments placed with customers under commercial agreements, compared to 21 instruments as of June 30, 2013.

Total operating expenses for the second quarter were $8.4 million compared to $7.9 million for the same period in 2013. Total operating expenses for the six months ended June 30, 2014 were $16.6 million compared to $15.9 million for the same period in 2013.

Net loss for the second quarter was $7.4 million, or a loss of $(11.28) per share, compared with $7.9 million, or a loss of $(15.96) per share, for the same period in 2013. Net loss for the six months ended June 30, 2014 was $15.7 million, or a loss of $(24.88) per share, compared with $15.7 million, or a loss of $(34.10) per share, for the same period in 2013.

As of June 30, 2014, the Company had $26.0 million in cash, which did not include the proceeds received by the Company in connection with the IPO.

“Our strong revenue growth in the quarter results from the growing demand for our Atlas Detection assays,” said Paul Thomas, Roka Bioscience President and Chief Executive Officer. “With the completion of our IPO in July, we believe we are positioned for continued growth.”

Conference Call

Roka Bioscience will host a conference call today at 8:30 a.m. Eastern Time to discuss these results and answer questions. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-877-870-4263 for domestic callers and 1-412-317-0790 for international callers. A replay of the call will be available commencing two hours after the completion of the call through August 18, 2014 by dialing 1-877-344-7529 domestic and 1-412-317-0088 international, passcode 10050698. An online archive of the conference call will also be available at http://rokabio.investorroom.com/.

About Roka Bioscience

Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:

Roka Bioscience, Inc.

Steve Sobieski

Chief Financial Officer

(908) 605-4621

ssobieski@rokabio.com

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$1,390	$671	$2,218	937

Operating expenses:
Cost of revenue	1,573	1,676	2,838	3,549
Research and development	2,227	1,945	4,069	3,697
Selling, general and administrative	4,548	4,275	9,596	8,533
Amortization of intangible assets	42	42	84	84

Total operating expenses	8,390	7,938	16,587	15,863

Loss from operations	(7,000)	(7,267)	(14,369)	(14,926)
Other income (expense):
Change in fair value of financial instruments	41	(594)	(562)	(575)
Interest income (expense), net	(378)	(80)	(768)	(154)

Loss before income taxes	(7,337)	(7,941)	(15,699)	(15,655)

Income tax provision (benefit)	12	1	17	1

Net loss and comprehensive loss	$(7,349)	$(7,942)	$(15,716)	$(15,656)

Net Loss per Common Share:
Basic and diluted	$(11.28)	$(15.96)	$(24.88)	$(34.10)

Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	651,598	486,184	631,620	453,768

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$26,013	$32,728
Trade accounts receivable, net of $0 allowance for doubtful accounts	566	277
Inventories	4,706	3,879
Deferred tax assets	—	3,135
Prepaid expenses and other current assets	3,819	2,437

Total current assets	35,104	42,456
Property and equipment, net	13,258	14,510
Intangible assets, net	1,260	1,344
Goodwill	360	360
Other assets	2,823	444

Total assets	$52,805	$59,114

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$882	$1,226
Short-term deferred payments	521	339
Notes payable, current	9,800	4,919
Accrued expenses	5,487	2,381

Total current liabilities	16,690	8,865

Deferred payments	3,216	3,205
Convertible preferred stock warrant liability	1,142	212
Deferred tax liabilities	40	40
Other long-term liabilities	342	339

Total liabilities	21,430	12,661
Convertible Preferred Stock	127,698	127,797

Stockholders’ Deficit:
Total stockholders’ deficit	(96,323)	(81,344)

Total liabilities and stockholders’ deficit	$52,805	$59,114